An Offering Statement pursuant to Regulation A relating to these securities has been filed with Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The company may elect to satisfy its obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of the company’s sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED FEBRUARY 13, 2020

Jet Token Inc.

10845 Griffith Peak Drive

Suite 200

Las Vegas, NV 89135

702-747-4000

www.jettoken.com

The minimum investment in this offering is $99, or 330 shares of Non-voting

Common Stock

UP TO 33,333,333 SHARES OF NON-VOTING COMMON STOCK

UP TO 33,333,333 SHARES OF VOTING COMMON STOCK INTO WHICH THE NON-VOTING
COMMON STOCK MAY CONVERT

Investors in this offering will have no voting rights except those required by Delaware law. The Non-voting Common Stock is convertible into voting Common Stock automatically and solely upon the closing of an initial public offering of voting Common Stock or the merger of the company into another entity. Each share of Non-voting Common Stock converts into voting Common Stock at a 1:1 ratio, which is subject to adjustment for certain events affecting the voting Common Stock. See “Description of Capital Stock” at page 34 for additional details.

We are offering up to $10,000,000 in shares of Non-voting Common Stock. There is no minimum number of shares that must be sold in order to close this offering. See “Description of Capital Stock – Non-voting Common Stock” and “Plan of Distribution and Selling Securityholders.”

	Price to Public	Underwriting discount and commissions*	Proceeds to Issuer
Per share	$0.30	$0.02	$0.28
Total Maximum	$10,000,000	$700,000	$9,300,000

* The company has engaged StartEngine Primary, LLC (“StartEngine Primary”) to act as its placement agent to assist in the placement of its securities. The company will pay a cash commission of 7.0% to StartEngine Primary on sales of the Non-voting Common Stock, as well as issue warrants for StartEngine Primary to purchase up to 5.0% of the Non-voting Common Stock sold though StartEngine Primary at an exercise price of $0.30 per share. The company will also pay a $10,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine. Any unused portion of this fee not actually incurred by StartEngine will be returned to the Company. FINRA fees will be paid by the Company. See “Plan of Distribution and Selling Security Holders” on page 40 for details regarding the compensation payable to third-parties in connection with this offering.

The company expects that the amount of expenses of the offering that it will pay will be approximately $375,000, not including commissions or state filing fees.

The company has engaged Prime Trust, LLC as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors and may hold a series of closings at which we receive the funds from the escrow agent and issue the securities to investors.  The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission (the “Commission”), or (3) the date at which the offering is earlier terminated by the company in its sole discretion. The company may undertake one or more closings on a rolling basis and, after each closing, funds tendered by investors will be available to the company.

The offering is being conducted on a “best-efforts” basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 8.

Sales of these securities will commence on approximately _______, 2020.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “Jet Token,” ”we,” “us” or “the company” refers to Jet Token Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•	annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),
•	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and
•	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);
•	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);
•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;
•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and
•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

SUMMARY

Our Company

Our business strategy combines concepts from fractional jet membership programs with lessons learned from building blockchains and their communities. We believe the tokenization of flight hours and (as we mature) fractional membership programs offers the possibility of reduced transaction costs and, through the evolution of a marketplace, higher industry fleet utilization. Our purposeful enhancement of price discovery and reduced entry price have the potential to produce fairer and more inclusive results for aircraft owners and travelers alike.

We formed our company on June 4, 2018 and are currently operating as a charter broker. We developed and, in September 2019, launched our booking platform represented by our iOS app JetToken (the “App”). This App currently functions as a prospecting and quoting platform to arrange private jet travel with third party carriers. Users of our App can research and chose a flight and then contact us via the App to request a firm quote. We then confirm and process payment for the user manually. Our App is directly connected via API to Avinode, the major centralized database in private aviation. Through Avinode we electronically and automatically correspond with operators of private jets who have posted their aircraft for hire. We currently accept both cash and blockchain currency, which we promptly convert to fiat currency prior to confirming a booking.

We have also entered into a Deposit Agreement with Honda Aircraft Company in anticipation of leasing up to 4 HondaJets, depending on the amount of proceeds raised in this offering. We are in active negotiations with Honda Aircraft Company on the terms of the full aircraft purchase agreement and are in substantial agreement regarding key terms related to maintenance, pilot training, marketing and implied sale lease rates. We do not anticipate that finalizing this agreement will delay our ability to lease HondaJets once we have received sufficient proceeds from this offering. See “Use of Proceeds” for more information. We have also entered into a non-binding letter of intent with Gama Aviation regarding maintenance, management and operation of our leased aircraft. We expect to finalize an Operating Agreement with Gama Aviation prior to our lease of HondaJets.

We expect to launch a version 2.0 of our App by the end of first quarter of 2020. The user interface for version 2.0 has been developed and the coding of the supporting functionality is being developed. Version 2.0 will enable users to make payment directly through our App, either in cash or blockchain currency, which we will promptly convert to fiat currency prior to confirming a booking. Initially, this version of our App is expected to service clients booking charters through us. Once we have leased our HondaJets, version 2.0 of our App will facilitate the sale of third party charter and our own fleet utilization on our leased HondaJets by enabling clients who have purchased a package of flight hours to view their balances and apply amounts in their accounts to book time on either our HondaJets or third party charters. Ultimately, we expect to continue to develop our App functionality, with specific focus on the integration of a closed Ethereum based blockchain network (the “Network”), enabling clients to access the Jet Tokens in their digital wallets maintained on our Network until clients redeem their Jet Tokens for travel.

Once we acquire our HondaJets, in addition to servicing members and third party charter, the aircraft would be available to address unexpected cancellations or delays on brokered charters. Unlike most of our brokerage competitors, as well as many business jet management companies which require owner approval before their aircraft can be used for third party charter, we believe maintaining a fleet of readily available aircraft to back fill third party charter services provides more reliability and will be an attractive selling point for potential clients.

We ultimately intend to issue and sell Jet Tokens on our closed blockchain Network that would be redeemable for time on our HondaJets as well as for private jet travel with third party carriers. We are currently developing and testing our Jet Tokens and formalizing the rules of their use on our platform. Digital assets such as our proposed Jet Token, depending on their structure and rules of use, may be considered a security and the issuance and sale may be subject to registration under the Securities Act. We plan to structure our Jet Token to be in compliance with applicable law, including the federal securities laws. Specifically, we intend to structure Jet Tokens in such a way that they are not treated as securities.

We envision a time in which a client purchases from us a jet hour card using cash or blockchain currency and in return receives Jet Tokens redeemable for travel, or maintains funds in a wallet on our platform for purchase of travel, on our fleet, with third party jet operators or on commercial airlines. Through our App the client would seamlessly access their Jet Token balance in their Wallet on the Network; Jet Tokens would be one payment option on the App alongside fiat currency, bitcoin and other blockchain currencies. An integrated marketplace for private jet and commercial jet travel (arrivals, departures, aircraft description, aircraft photos, taxes, prices) has the potential to offer improved access to services for aircraft operators and travelers. We believe aircraft operators would achieve higher revenue per seat mile by filling an otherwise empty plane, and travelers would achieve access to on-demand travel at a lower average cost because of greater market transparency and improved price discovery.

We believe our strategy of combining, in a searchable instant booking platform, availability of private jet carriers, commercial airline flights and private jet owners underutilized flight time increases the efficiency and optimizes the cost to our clients of getting from point A to point B on their own terms.

The Offering

Securities offered:	Maximum of 33,333,333 shares of Non-voting Common Stock and 33,333,333 shares of voting Common Stock into which the Non-voting Common Stock is convertible.

Voting Common Stock outstanding before the offering: (1)	85,000,000 shares

Non-Voting Series CF Preferred Stock outstanding before the offering:	18,826,385 shares

Series Seed Preferred Stock outstanding before the offering:	1,799,999 shares

Use of proceeds:	The net proceeds of the offering will be used to fund the Company’s development and expansion, including the acquisition of certain business jet aircraft, marketing and other operating expenses, and to provide working capital for acquisitions, joint ventures and other general corporate purposes, as described in the “Use of Proceeds” section of this Offering Circular.

(1)	Does not include 5.4 million shares issuable upon the exercise of options issued under our Amended and Restated 2018 Stock Option and Grant Plan, 9.6 million remaining shares reserved for issuance pursuant to the plan or any shares issuable upon conversion of the Series Seed Preferred Stock or the non-voting Series CF Preferred Stock.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	We have a limited operating history; we have not launched our Jet Token platform in its fully automated form and we may not be able to do so.

•	Our business model depends on linking our Jet Token to the Ethereum blockchain and any problems experienced by Ethereum could damage our business and reputation.

•	New or different regulations governing digital assets, like our Jet Token, may have a material impact on our ability to operate our business.

•	If we are unable to structure our Jet Tokens to be in compliance with applicable law, including the federal securities laws, we may not be able to proceed with our business as planned.

•	We do not have definitive agreements in place yet with Honda Aircraft Company, the manufacturer of the jets we intend to lease, or Gama Aviation, the company that will maintain and operate our jets.

•	Fluctuations in the price of blockchain currencies and digital assets generally could materially and adversely affect our business.

•	Our business and reputation rely on, and will continue to rely on, third parties and any failure on their part may damage our reputation and business.

•	We face a high level of competition with numerous market participants having greater financial resources and operating experience than us.

•	Our failure to attract and retain highly qualified personnel in the future could harm our business.

•

We may not have enough funds to sustain the business until it becomes profitable and we may need to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses if that becomes necessary.

•	Investors will be minority holders of Non-voting Common Stock with limited ability to influence our policies or any significant corporate matter

•	We have issued Preferred Stock that has greater rights and preferences than shares of Common Stock.

•	This offering involves "rolling closings." Because we are an early stage company our business is changing rapidly, which may mean that earlier investors may not have the benefit of information that later investors have.

•	The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of New York, regardless of convenience or cost to you, the investor.

•	This investment is illiquid. Shares of non-voting Common Stock will only convert into voting Common Stock in limited circumstances which may not occur.

RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to our Operating Environment

Demand for our product and services may decline due to factors beyond our control. Demand for private jet charters may be negatively impacted by factors affecting air travel generally, such as adverse weather conditions, an outbreak of a contagious disease and other natural events, terrorism and increased security screening requirements. Each of these may result in delays that could reduce the attractiveness of private air charter travel versus other means of transportation, particularly for shorter distance travel, which represents our target market. Delays also frustrate passengers, affecting our reputation and potentially reducing fleet utilization and charter bookings as a result of flight cancellations and increase costs. We may experience decreased demand, as well as a loss of reputation, in the event of an accident involving one of our aircraft or an aircraft booked through our platform or any actual or alleged misuse of our platform or aircraft by customers in violation of law. Demand for our product and services may also decline due to regulatory action that increases the cost of private air charter travel versus other forms of transportation, particularly efforts aimed at addressing climate change such as carbon tax initiatives or other actions. More broadly, business jet travel is highly correlated to the performance of the economy and any economic downturn is likely to have a direct impact on the use of business jets, which may be intensified when combined with a sensitive political environment. For example, beginning in 2008 and in connection with weakened macroeconomic conditions, the corporate and executive jet aviation industry, and companies that utilize corporate jets, experienced intensified political and media scrutiny. Any of the foregoing circumstances or events which reduced the demand for private jet charters could negatively impact our ability to establish our business and achieve profitability.

We face a high level of competition with numerous market participants having greater financial resources and operating experience than us. The private air travel industry is extraordinarily competitive. We plan to compete against private jet charter and fractional jet companies as well as business jet charter companies. All compete for passengers with a variety of pricing plans, aircraft types, blackout periods, booking terms and other products and services. Both the private jet charter companies and the business jet charter companies have numerous competitive advantages that enable them to attract customers. Our access to a smaller aircraft fleet and regional focus puts us at a competitive disadvantage, particularly with respect to our appeal to business travelers who want to travel overseas.

The fractional private jet companies and many of the business jet charter companies have access to larger fleets of aircraft and have greater financial resources, which would permit them to more effectively service customers. Due to our relatively small size, we are more susceptible to their competitive activities, which could prevent us from attaining the level of sales required to sustain profitable operations.

Recently consolidation in the industry, such as VistaJet’s recent acquisitions of XOJET and JetSmarter, and increased consolidation in the future could further intensify the competitive environment we face. These competitive factors may make it difficult for us to establish and sustain a profitable business.

The demand for our services is subject to seasonal fluctuations. Demand for our services will fluctuate over the course of the year and is higher in the summer season and during holiday periods. During periods of higher demand, our ability to provide agreed upon levels of service to our customers may deteriorate, which could have a negative impact on our reputation and our ability to succeed.

Our ability to sell our product or service may be adversely affected by changes in government regulation. Our business is subject to significant regulation by the FAA (Federal Aviation Administration), the TSA (Transportation Security Administration) as well as “know your customer” obligations and other laws and regulations. The laws and regulations concerning the selling of our product or services may change and if they do then the selling of our product or service may no longer be possible or profitable.

We do not have definitive agreements in place with Honda Aircraft Company, the manufacturer of the jets we intend to lease, or Gama Aviation, the company that will maintain and operate our jets. Our expectations for the growth and profitability of our business are largely reliant on the favorable terms we have negotiated with Honda Aircraft Company and Gama Aviation. While we have entered into a Deposit Agreement with Honda Aircraft Company and a non-binding letter of intent with Gama Aviation, negotiated key terms and conditions for definitive agreements, we have not yet entered into definitive agreements with either company. The terms in the definitive agreements with these parties, when ultimately entered into, may be less favorable to us than we expect or than those previously negotiated. In addition, we cannot assure you that these parties will be willing to enter into agreements with us when we are ready to do so and finding substitutes for these arrangements may cause significant delay and be on less favorable terms. Either circumstance could cause our results and ability to achieve profitability to suffer.

We have not launched a version of our App that would automate payment processing or integrate client Jet Token balances held in wallets on the Network and there is a risk that we may not be able to do so or, if we do, that we will be able to establish and grow our client base. We have not yet launched a version of our App that will provide for automatic payment processing or integrate client Jet Token balances held in wallets on the Network. We can not assure you that we will be able to do so. If and when we do, there are no guarantees that we will attract a sufficient client base who use our booking services to charter flights. If we fail to develop and launch these more enhanced versions of our App or fail to attract a sufficient client base, we may determine to discontinue our business and you could lose all of your investment.

Our failure to attract and retain highly qualified personnel in the future could harm our business. We believe that our future success will depend in large part on our ability to retain or attract highly qualified management, technical and other personnel. We may not be successful in retaining key personnel or in attracting other highly qualified personnel. If we are unable to retain or attract significant numbers of qualified management and other personnel, we may not be able to grow and expand our business.

Risks Related to our Business

We are an early stage company with a limited operating history. Our company was formed on June 4, 2018. Accordingly, we have a limited history upon which an investor can evaluate our performance and future prospects. The company has a short history, few customers, and effectively no revenue. Our current and proposed operations are subject to all business risks associated with new enterprises. These include likely fluctuations in operating results as we react to developments in our markets, difficulty in managing our growth and the entry of competitors into the market. We have incurred net losses to date and, because our platform is not yet operational, our financial statements do not reflect any operating revenues. We cannot assure you that we will be profitable in the foreseeable future or generate sufficient profits to pay dividends to the holders of the shares.

If we are not able to structure our Jet Token in accordance with applicable law, including federal securities laws, we may not be able to proceed with our business as planned. A significant element of our strategy is to issue and sell Jet Tokens redeemable for time on our HondaJets as well as for private jet travel with third party carriers, which we expect to provide us with significant competitive advantages such as significantly reduced financial transaction costs and increased efficiencies in the delivery of air charter services. We plan to structure our Jet Token to be in compliance with applicable law, including the federal securities laws. This will require us, among other things, to structure our Jet Tokens so that they are not treated as securities for purposes of federal securities laws. If we are not able to structure our Jet Tokens as we intend, we may not be able to operate our business as planned. Specifically, we would lose the competitive advantages tokenization provides which may impair our profitability. In addition, to the extent that investors view our ability to create and sell our Jet Tokens as contributing to the value of our Company as a whole and, in particular, to the value of our Non-voting Common Stock, our failure to structure Jet Tokens in compliance with applicable laws may cause the value of the Non-voting Common Stock to decline.

Our business strategy includes creating and linking our Jet Token to the Ethereum blockchain and any problems experienced by Ethereum could damage our business and reputation. Although we intend to create and issue Jet Tokens on our Network compatible with the Ethereum blockchain, and later intend to establish one or more smart contracts on the Ethereum blockchain and act as gatekeeper for our clients and their ownership and use of our Jet Tokens, ultimately our ability to do so is dependent on the sound functioning of the Ethereum blockchain. Blockchain technology is still relatively new and there are a number of different networks that have been and likely will be established. It is uncertain which will have longevity and which may become obsolete. In addition, blockchains by design maintain each transaction in a secure “block” or ledger, which is chained together, with cryptography, to all prior transaction “blocks” involving the same digital assets. This requires a significant and ever-expanding amount of data storage and it is uncertain at this time whether there is a limit to any blockchain’s ability to maintain the integrity of this data in the long term. Blockchain technology is also founded on the principal of immutable transaction records, which, while providing strong data integrity and security, may also make it difficult for us to make adjustments in response to client concerns or problems and cause damage to our reputations and the loss of clients. In addition, there have been a number of hacking attacks targeting blockchains, in particular the “51% attack” against Ethereum Classic, i.e. a type of hack in which a person or persons gains control of a majority of the network's mining power and can defraud other users by sending them payments and then creating an alternative version of the blockchain in which the payments never happened. These events indicate that, despite the design of blockchains to create immutable transaction records, blockchains are susceptible to hacking attacks. Any disruption in, or problem with the Ethereum blockchain, hacking activity that distorts our smart contract or transaction data, or the inflexibility to address our client needs, could cause significant disruption in our operations and harm our business.

Changes in the regulatory environment governing digital assets could make it difficult or impracticable to create and sell our Jet Token which may have a material impact on our revenues or the value of the shares of Non-voting Common Stock. The regulatory environment governing digital assets, like our Jet Token is relatively new and changing rapidly. In addition to the federal securities laws discussed above, digital assets may also be subject to commodities laws, trade sanctions, and banking laws, among others. Changes to the regulatory environment affecting our business could materially impair our ability to create and sell Jet Tokens. If we are unable to create and sell our Jet Tokens, our platform may lose what potential clients view as a competitive advantage and cause our revenues to decline. In addition, to the extent that Investors view our ability to create and sell our Jet Tokens as contributing to the value of our Company as a whole and, in particular, to the value of our Non-voting Common Stock, our failure to do so may cause the value of the Non-voting Common Stock to decline.

If we cannot raise sufficient funds we will not succeed. We are offering Non-voting Common Stock in the amount of up to $10,000,000 and may close on any investments that are made. Even if the maximum amount is raised, we are likely to need additional funds in the future in order to grow, and if we cannot raise those funds for whatever reason, including reasons relating to our business or prospects or the broader economy, we may not survive. If we manage to raise only a minimum amount of funds, we will have to find other sources of funding for some of the plans outlined in "Use of Proceeds."

We may not have enough capital as needed and may be required to raise more capital and the terms of subsequent financings may adversely impact your investment. We anticipate needing access to credit in order to support our working capital requirements as we grow. Although interest rates are low, it is still a difficult environment for obtaining credit on favorable terms. If we cannot obtain credit when we need it, we may issue debt or equity securities to raise funds, modify our growth plans, or take some other action. Interest on debt securities could increase costs and negatively impact operating results and convertible debt securities could result in diluting your interest in the company. Issuance of preferred stock, in addition to diluting your interests in the company, may be done on terms more advantageous to those investors than to the holders of shares of Non-voting Common Stock. If we are unable to find additional capital on favorable terms, then it is possible that we will choose to cease our sales activity. In that case, the only asset remaining to generate a return on your investment could be our intellectual property. Even if we are not forced to cease our sales activity, the unavailability of capital could result in our performing below expectations, which could adversely impact the value of your investment.

We are dependent on our information systems which may be vulnerable to cyber-attacks or other events. Our operations are dependent on our information systems and the information collected, processed, stored, and handled by these systems. We rely heavily on our computer systems to manage our client account balances, booking, pricing, processing and other processes. We receive, retain and transmit certain confidential information, including personally identifiable information that our clients provide to us. In addition, for these operations, we depend in part on the secure transmission of confidential information over public networks to charter operators. Our information systems are subject to damage or interruption from power outages, facility damage, computer and telecommunications failures, computer viruses, security breaches, including credit card or personally identifiable information breaches, coordinated cyber-attacks, vandalism, catastrophic events and human error. More specifically, our clients will maintain wallets on our platform representing the value of their investment in Jet Tokens and, if issued, the ownership of those Jet Tokens. If our platform is hacked, these funds could be at risk of being stolen which would damage our reputation and likely our business. Any significant disruption or cyber-attacks on our information systems, particularly those involving confidential information being accessed, obtained, damaged, or used by unauthorized or improper persons, could harm our reputation and expose us to regulatory or legal actions and impair our ability to operate our business and our financial results.

The prices of blockchain currencies that we accept as payment are extremely volatile. Fluctuations in the price of blockchain currencies and digital assets generally could materially and adversely affect our business. We accept blockchain currencies, like Bitcoin, as payment and the market value of these blockchain currencies is highly volatile. Though we promptly exchange blockchain currencies for fiat currencies to limit direct exposure to this volatility, we believe our services have a competitive advantage due to our acceptance of blockchain currencies as payment vis-a-vis our competitors. To the extent that this high level of volatility decreases the general use of blockchain currencies, we may lose this competitive advantage and our results may suffer. Furthermore, a decrease in the price of a single blockchain asset may cause volatility in the entire blockchain asset industry and may affect other blockchain assets including our Jet Tokens. For example, a security breach that affects investor or user confidence in Bitcoin, or Ethereum may also cause the demand for our Jet Tokens, if issued, to diminish in value.

Our business and reputation rely on, and will continue to rely on, third parties. We are relying on a third party app developer to develop our initial platform design and we will only assume internal control over our platform development at the stage where we link to improve it in the future. We also expect to rely heavily on Gama Aviation LLC to maintain and operate our leased aircraft for charter services and we will rely on third party operators when our clients book flights through our platform with those operators. The failure of these third parties to perform these roles properly may result in damage to our reputation, loss of clients, potential litigation and other costs. We may also experience delays, defects, errors, or other problems with their work that could have an adverse effect on our results and our ability to achieve profitability.

We may be unable to adequately protect our intellectual property interests or may be found infringing on intellectual property interests of others. We use a combination of trademarks, domain names and other measures to protect our intellectual property. We believe that our trademarks and domain names play an important role in protecting our brand name and marketing of our services. We have registered our trademarks and domain names that we currently use in the United States. We may be subject to claims by other parties asserting interests in such trademarks and domain names or infringement of their intellectual property rights. In addition, our business is subject to the risk of third parties infringing our trademarks. We may not always be successful in securing protection for, or stopping infringements of, our trademarks and we may need to resort to litigation in the future to enforce our rights in this regard. Any such litigation could result in significant costs and a diversion of resources. We may not have the funds to adequately protect our intellectual property rights, which may undermine the credibility of our intellectual property, reducing our ability to enter into sub-licenses and weakening our attempts to prevent competitors from entering the market.

We may not have enough funds to sustain the business until it becomes profitable. Even if we raise funds through this offering, we may not accurately anticipate how quickly we may use the funds and whether these funds are sufficient to bring the business to profitability.

Risks Related to the Securities and the Offering

Any valuation at this stage is difficult to assess. The valuation for the offering was established by the company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

Shares of Non-voting Common Stock only convert into voting Common Stock in limited circumstances, which may not occur, and Investors should be prepared to hold shares of Non-voting Common Stock indefinitely. Shares of Non-voting Common Stock convert automatically and solely upon the closing of an initial public offering of voting Common Stock or the merger of the company into another entity. We cannot assure you that either of these events will occur and as a result, investors should expect to hold shares of Non-voting Common Stock indefinitely.

Investors will be minority holders of Non-voting Common Stock and we have issued Preferred Stock that has greater rights and preferences than shares of Common Stock. The shares of Non-voting Common Stock are non-voting and voting control is in the hands of a few large stockholders. Therefore, investors in this offering will have a limited ability to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, expanding the employee option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. Holders of Series Seed Preferred Stock, in addition to having voting rights on an as converted basis with our voting Common Stock, have veto rights over some corporate actions that holders of Non-voting Common Stock do not have. Furthermore, in the event of a liquidation of our company, you will only be paid out if there is any cash remaining after all of the creditors of our company have been paid and after payment to the holders of our Series Seed Preferred Stock and our Series CF Preferred Stock.

This offering involves "rolling closings," which may mean that earlier investors may not have the benefit of information that later investors have. We may request that StartEngine Primary instruct the escrow agent to disburse offering funds to us at any time. At that point, investors whose subscription agreements have been accepted will become our stockholders. In light of our early stage of development, our business is likely to change significantly during the offering period. We will file supplements to our Offering Circular reflecting material changes and investors whose subscriptions have not yet been accepted will have the benefit of that additional information. These investors may withdraw their subscriptions and get their money back. Investors whose subscriptions have already been accepted, however, will already be our stockholders and will have no such right.

This investment is illiquid. There is no currently established market for reselling these securities. If you decide that you want to resell these securities in the future, you may not be able to find a buyer.

The value of your investment may be diluted if the company issues additional options. The company has 9.4 million authorized shares available for option grants under the terms of its Amended and Restated 2018 Stock Option and Grant Plan. The company may in the future increase the number of shares reserved for issuance under the plan. The issuance of additional option or stock grants under the plan or other stock based incentive program may dilute the value of your holdings. The company views stock based incentive compensation as an important competitive tool, particularly in attracting both managerial and technological talent.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of New York, regardless of convenience or cost to you, the investor.  In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of New York, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act of 1934, as amended (the "Securities Act"), creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Securities Exchange Act of 1943, as amended (the "Exchange Act"), creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us.   Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares of Non-voting Common Stock with the effective cash price paid by existing stockholders. The table presents shares and pricing as issued and reflects all transactions since inception. The share numbers and amounts in this table assume conversion of all outstanding options granted to our Chief Executive Officer and President into shares of Common Stock at their exercise price. The dilution disclosures contained in this section are based upon the instruments issued and outstanding as of December 31, 2019.

	Dates Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Common Stock (1)	2018	85,000,000		85,000,000	$0.0000001

Outstanding Common Stock Options (2)	2019		5,400,000	5,400,000	$0.06

Series Seed Preferred Stock	2018		1,799,999	1,799,999	$0.03

Series CF Preferred Stock (3) (4)	2019		18,826,385	18,826,385	$0.06

Total Common Stock Equivalents		85,000,000	26,026,384	111,026,384	$0.0136

Investors in this offering, assuming $10 million raised (4) (5)		33,333,333		33,333,333	$0.30

Total after inclusion of this offering		118,333,333	26,026,384	144,359,717	$0.0797

(1)	Common Stock was issued for $0.0000001/share at inception and is entitled to one vote per share.
(2)	Assumes conversion at exercise price of all outstanding options to purchase voting Common Stock. Excludes an additional 9.6 million shares of voting Common Stock reserved for issuance under our Amended and Restated 2018 Stock Option and Grant Plan.
(3)	The Company issued 1,000,000 shares of its non-voting Series CF Preferred Stock to an individual in partial payment for marketing services he performed for us, which we valued those at $60,000, or $0.06 per share.
(4)	Based on original issue price without deduction for broker compensation and other offering costs.
(5)	Does not include shares of Non-voting Common Stock underlying the warrants to be issued to StartEngine Primary in connection with this offering. The warrants will have an exercise price of $0.30. See “Plan of Distribution and Selling Stockholders.”

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another Regulation A round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2017 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2018 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the number of shares of Common Stock underlying convertible notes that the company may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS

We estimate that, at a per share price of $0.30, the net proceeds from the sale of the 33,333,333 shares in this offering will be approximately $8,812,000, after deducting the estimated offering expenses of approximately $1,188,000.

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this offering by us. For further discussion, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Plan of Operations.”

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering Proceeds

Shares Sold	8,333,333	16,666,667	25,000,000	33,333,333

Gross Proceeds	$2,500,000	$5,000,000	$7,500,000	$10,000,000

Total Before Expenses	$2,500,000	$5,000,000	$7,500,000	$10,000,000

Offering Expenses

StartEngine Fees (1)	$185,000	$360,000	$535,000	$710,000

Escrow Agent and Related Fees	75,000	150,000	225,000	300,000

Legal and Accounting	77,000	77,000	77,000	77,000

Publishing/EDGAR	5,000	5,000	5,000	5,000

Blue Sky Compliance	3,000	3,000	3,000	3,000

Total Offering Expenses	$345,000	$595,000	$845,000	$1,094,000

Amount of Offering Proceeds Available for Use	$2,155,000	$4,405,000	$6,655,000	$8,906,000

Estimated Expenditures

Marketing and Advertising	$125,000	$250,000	$325,000	$450,000

Fleet Acquisition and Software Development (2)	500,000	750,000	1,000,000	1,250,000

Administrative and Corporate Expenses	500,000	500,000	500,000	500,000

Total Expenditures	$1,125,000	$1,500,000	$1,825,000	$2,200,000

Working Capital Reserves	$1,030,000	$2,905,000	$4,830,000	$6,706,000

(1)

Includes a $10,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine. Any unused portion of this fee not actually incurred by StartEngine will be returned to the Company.  Does not include the value associated with warrants to purchase Non-voting Common Stock to be issued to StartEngine Primary.  The Warrants have an exercise price of $0.30 per share of Non-voting Common Stock.

(2)	The list price of the HondaJet HA-420 is $4,500,000. The company has negotiated preferred purchase and operating leaseback terms in partnership with HondaJet.

The above figures represent only estimated costs. This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. Furthermore, we anticipate that we will need to secure additional funding to fully implement our business plan. Please see the section entitled “Risk Factors” on page 8.

We reserve the right to change the above use of proceeds if management believes it is in the best interests of our company.

THE COMPANY’S BUSINESS

Overview

Our business strategy combines concepts from fractional jet membership programs with lessons learned from building blockchains and their communities. We believe the tokenization of flight hours and (as we mature) fractional membership programs offers the possibility of reduced transaction costs and, through the evolution of a marketplace, higher industry fleet utilization. Our purposeful enhancement of price discovery and reduced entry price have the potential to produce fairer and more inclusive results for aircraft owners and travelers alike.

We formed our company on June 4, 2018 and are currently operating as a charter broker. We developed and, in September 2019, launched our booking platform represented by our iOS app JetToken (the “App”). This App currently functions as a prospecting and quoting platform to arrange private jet travel with third party carriers. Users of our booking platform can research and chose a prospective flight and then to contact us via the App to request a firm quote on their selected flight. We then confirm and process payment for the user manually. We currently accept both cash and blockchain currency, which we promptly convert to fiat currency prior to confirming a booking. Our App is directly connected via API to Avinode, the major centralized database in private aviation. Through Avinode we electronically and automatically correspond with operators of private jets who have posted their aircraft for hire.

We have also entered into a Deposit Agreement with Honda Aircraft Company in anticipation of leasing up to 4 HondaJets, depending on the amount of proceeds raised in this offering. We are in active negotiations with Honda Aircraft Company on the terms of the full aircraft purchase agreement and are in substantial agreements regarding key terms related to maintenance, pilot training, marketing and implied sale leaseback rates. We do not anticipate that finalizing this agreement will delay our ability to lease HondaJets once we have received sufficient proceeds from this offering. See “Use of Proceeds” for more information. We have also entered into a non-binding letter of intent with Gama Aviation regarding maintenance, management and operation of our leased aircraft. We expect to finalize an Operating Agreement with Gama Aviation prior to our lease of HondaJets.

Strategy

We expect to launch a version 2.0 of our App by the end of first quarter of 2020. The user interface for version 2.0 has been developed and the coding of the supporting functionality is being developed. Version 2.0 will enable users to make payment directly through our App, either in cash or blockchain currency, which we will promptly convert to fiat currency prior to confirming a booking. Initially, this version of our App is expected to service clients booking charters through us. Once we have leased our HondaJets, version 2.0 of our App will facilitate the sale of third party charter and our own fleet utilization on our leased HondaJets by enabling clients who have purchased a package of flight hours to view their balances and apply amounts in their accounts to book time on either our HondaJets or third party charters. Ultimately, we expect to continue to develop our App functionality, with specific focus on the integration of a closed Ethereum based blockchain network (the “Network”), enabling clients to access the Jet Tokens in their digital wallets maintained on our Network until clients redeem their Jet Tokens for travel.

Once we acquire our HondaJets, in addition to servicing members and third party charter, the aircraft would be available to address unexpected cancellations or delays on brokered charters. Unlike most of our brokerage competitors, as well as many business jet management companies which require owner approval before their aircraft can be used for third party charter, we believe maintaining a fleet of readily available aircraft to back fill third party charter services provides more reliability and will be an attractive selling point for potential clients.

We ultimately intend to issue and sell Jet Tokens on our closed blockchain Network that would be redeemable for time on our HondaJets as well as for private jet travel with third party carriers. We are currently developing and testing our Jet Tokens and formalizing the rules of their use on our platform. Digital assets such as our proposed Jet Token, depending on their structure and rules of use, may be considered a security and the issuance and sale may be subject to registration under the Securities Act. We plan to structure our Jet Token to be in compliance with applicable law, including the federal securities laws. Specifically, we intend to structure Jet Tokens in such a way that they are not treated as securities.

We envision a time in which a client purchases from us a jet hour card using cash or blockchain currency and in return receives Jet Tokens redeemable for travel, or maintains funds in a wallet on our platform for purchase of travel, on our fleet, with third party jet operators or on commercial airlines. Through our App the client would seamlessly access their Jet Token balance in their Wallet on the Network; Jet Tokens would be one payment option on the App alongside fiat currency, bitcoin and other blockchain currencies. An integrated marketplace for private jet travel (arrivals, departures, aircraft description, aircraft photos, taxes, prices) has the potential to offer improved access to services for aircraft operators and travelers. We believe aircraft operators would achieve higher revenue per seat mile by filling an otherwise empty plane, and travelers would achieve access to on-demand travel at a lower average cost because of greater market transparency and improved price discovery.

We believe our strategy of combining, in our searchable instant booking platform, availability of private jet carriers, commercial airline flights and private jet owners underutilized flight time increases the efficiency and optimizes the cost to our clients of getting from point A to point B on their own terms. Our marketing and advertising efforts are intended to initially focus on high net worth individuals whose source of wealth stems from blockchain technologies. We intend to focus on two primary marketing channels, online marketing and event marketing. Paid social media advertising will drive our online marketing. With respect to event marketing we intend to have a presence at both blockchain and business jet industry gatherings.

Market Opportunity

Over the past 30 years, the market for private jet travel has transformed significantly. First the model of full aircraft ownership transformed into fractional ownership with companies such as NetJets and FlexJet. This was followed by operators offering jet cards and on-demand service through their fleet of aircraft. The latest iteration of private jet travel provides even more flexibility by providing an on-demand service to travelers while leveraging the flight availability of one or more third party carriers. The result of this transformation is a highly segmented industry with numerous market participants offering varying levels of ownership.

According to National Business Aviation Association, the business jet industry contributes $150 billion dollars per year to the US economy. In 2017, there were 14,217 business jets in the US fleet that generated 4.5 million flight hours per year, and only 2,876 of the 14,217 total business jets in the United States actually flew charter. Numerous charter brokers and centralized databases that each attempt to improve the allocation of that capacity in return for a fee.

Business jet charter operators (those operating under a Part 135 license from the Federal Aviation Administration) logged over a million landings in the US during 2018 according to ARGUS International, Inc., a leading providers of aviation services, including statistical data and ratings. The average flight lasts 1.5 hours with 2-3 passengers, and we estimate the average cost to operate a US business jet at $5,000 per hour. Most charters include the cost of the empty return leg so a 1.5 hour trip typically translates to 3 hours of billed time, or approximately $15,000. As a result, one million landings per year at $7,500 per landing ($15,000 round trip) equals $7.5 billion of revenues in charter landings alone. That's approximately 2,740 charter landings per day at any one of 5,000 private airports or 500 commercial airports.

Furthermore, for the other 11,341 business jets that do not fly charter, we believe many private plane owners do not seek FAA certification and special insurance to permit third parties to pay to fly on their planes partly because there is no practical way to source and process vetted, willing, passengers. These owners are permitted under FAA rules to offset only their cost by allowing others to use their aircraft. There is currently no electronic marketplace geared toward aircraft owners seeking systematic recruitment of unrelated “at cost” passengers with an eye toward defraying the expense of jet ownership and operation.

We believe that by combining the private jet on-demand model with commercial airline flight availability and prospectively the underutilized flight hours of private jet operators, our company will be positioned to provide optimum flexibility and cost efficiency for our clients. Moreover, we believe that the Jet Tokens, operating on an Ethereum compatible blockchain network (discussed below), will offer a superior and lower cost allocation mechanism of resources in private jet services.

The Blockchain Technology

We plan to create a closed blockchain based on the Ethereum network to facilitate charter bookings and payments through the mechanism of Jet Tokens, if issued. The payment mechanism with Jet Tokens, if issued, involves the use of an ERC-20 compatible wallet address on our private Ethereum blockchain. The wallet would be accessible via our App and users would be able to view their Jet Token balance and to choose to select some or all of that balance as a means of payment. For example, upon processing fiat or blockchain currency payment for a new 50 hour jet card member, we would deposit Jet Tokens into the wallet of that member corresponding to fifty hours of travel on our fleet. Via the App, the member would then book travel, either on our fleet or on third party aircraft, and redeem Jet Tokens to pay for such travel.

The payment mechanism without tokens involves the use of white label solutions from two nationally recognized payment processors. One processor is dedicated to accepting various forms of virtual currency and the other is dedicated to accepting fiat payment through such payment methods as ACH, wire transfer, credit card, Apple Pay and many other domestic and international payment processors.

If issued, Jet Tokens will be issued electronically on the ERC20 standard consisting of software code and managed by us through our private Ethereum-based blockchain Network. ERC-20 defines a common list of rules for Ethereum tokens to follow within the larger Ethereum ecosystem, allowing developers to accurately predict interaction between tokens. These rules include how the tokens are transferred between addresses and how data within each token is accessed. Transactions on this network are automatically updated and recorded in an open and distributed ledger known as the Ethereum Blockchain. This means that there is no single entity governing content or prices of goods and services that may be purchased or sold.

The advantages of utilizing blockchain technology for air charter services payment settlement include a significant reduction in financial transaction costs that financial institutions charge in payment settlement for air charter services. For example, private blockchain transaction costs are set at the discretion of the owner of the chain and may be as low as a fraction of a cent, representing minimal costs of electricity and processing power. In comparison, credit card fees may range between 1% and 4% of the transaction value, which can be significant in absolute dollar terms given the high level of expense associated with some private jet charters. Financial institutions may also charge significant wire transfer fees and, in the case of international wire transactions in U.S. or non-U.S. currency, correspondence bank charges and bank imposed exchange rates are typically built in to produce an additional profit margin for the financial institution, further increasing transaction expenses.

Transferring funds, or if created and sold Jet Tokens, using blockchain technology may significantly increase efficiencies in the delivery of air charter services. For example, use of blockchain technology will enable us to deliver service in exchange for payment or, if issued, upon redemption of Jet Tokens, on evenings, weekends and holidays when banks are closed. We anticipate that we will also be able to deliver services on a same day basis against payment. This travel may not have otherwise taken place, for want of payment technology. Other forms of payment may not clear on the same day or could be delayed if exceeding a client’s credit card limit. International wires can take from one to four business days to clear as they must often transit from a foreign bank, through a domestic correspondent bank and then finally to a domestic recipient bank. These improved efficiencies and rapid settlement of large transactions that are typical in the air charter services industry may in turn allow for faster booking confirmation of air charter flights, particularly on weekends and holidays coincident with periods of peak travel demand.

Our platform is currently directly connected via API to Avinode, the major centralized database in private aviation. Through Avinode we electronically and automatically correspond with operators of private jets who have already posted their aircraft for hire. We depend on the cooperation and collaboration of third-party air charter services in that we would expect their timely reply to inbound charter pricing requests, and their willingness to confirm bookings and accept payments from us. We currently expect to engage with them as middle-men, selling access to their aircraft. Most third-party air charter service providers already contribute substantial data on their aircraft and aircraft availability to Avinode. Generally, these third-party air charter service providers provide updated information on a daily basis and we do not expect them to deviate from their current business practices in their cooperation / collaboration with us. We intend to pay third party air charter service providers (and airlines) on a timely basis and in fiat currency.

If we create and issue Jet Token, customers would be able through our App to redeem Jet Tokens for flight time on our fleet, for a third party jet operator or for commercial airline travel. These Jet Tokens would be held in custody in the client’s wallet. The wallet would be integrated with the App and would enable direct booking and payment. The customer may transfer their Jet Tokens to another customer but that customer would also be required to maintain their Jet Tokens in a wallet on our platform. We would burn (i.e., remove from circulation) any Jet Tokens that have been redeemed. We currently contemplate that, through our private, Ethereum-based, blockchain Network, we know the identity of each App user and restrict transfer of our ERC-20 compatible tokens to wallets accessible via the App.

Today we have a smart contract on the Ethereum network running for demonstration purposes (PPJC). Our founder, Mike Winston, together with a developer, successfully executed a separate blockchain project and for this reason we have confidence around sourcing the blockchain development talent to build out the Jet Token blockchain functionality.

Our Aircraft

We have entered into a Deposit Agreement with Honda Aircraft Company in anticipation of leasing up to 4 HondaJets and expect to enter into a definitive agreement by January 31, 2020.

HondaJets are ideally suited for trips under 2 hours carrying 2-4 passengers plus two pilots. We believe the HondaJet is one of the most spacious and cost-efficient light jets on the market with ample baggage and interior room (including an enclosed lavatory). The wing mounted engines allow for a tranquil, spacious interior. Engines on the wings mean less weight on the tail and more room in the cabin.

We currently intend to base the fleet in Las Vegas, NV, a top ten private jet destination and may relocate the fleet based on seasonal travel patterns and the travel patterns of our membership. Our partnership with Gama Aviation permits additional flexibility outside our planned service area.

We estimate that thirty calendar days per year (holidays, major sporting events etc.) it's difficult, if not impossible, to fly private without the guaranteed access provided by a jet membership program such as ours. The ability to safely offer guaranteed capacity, on demand, is one of the most important features one can deliver in private aviation. Also, our aircraft give us the ability to attract online visitors with dynamically priced offers. Additionally, the prospective terms of our aircraft leases allow us to make very low minimum payments, significantly reducing the monthly burn rate associated with most private aviation startups.

We have entered into a non-binding letter of intent with Gama Aviation containing the terms by which Gama would maintain, service and operate our leased HondaJets. We anticipate entering into a definitive Operating Agreement with Gama Aviation prior to leasing HondaJets. Gama Aviation is one of the largest aircraft management companies in the United States with a managed fleet of over 200 aircraft, employing 1,400 people worldwide at 45 different locations in 17 countries across five continents. Once we enter into a definitive Operating Agreement, Gama Aviation will maintain, service and operate the aircraft on our behalf and in compliance with all applicable FAA regulations and certification requirements.

Gama Aviation successfully operated and maintained HondaJets in two separate markets on the East Coast. We intend to have Gama Aviation operate our aircraft for us on the West Coast. Gama can safely provide substitute aircraft at competitive rates in periods of excess demand for our HondaJets.

Competition

The private air travel industry is extraordinarily competitive.

We will compete against private jet charter and fractional jet companies. Established private jet brokerage and fractional companies include but are not limited to, NetJets/MarquisJets, Delta Private Jets, FlexJet, VistaGlobal (including JetSmarter powered by XO), SentientJet, WheelsUp, JetSuite, Flight Options, Nicholas Air, Jet Alliance, Executive Air Share, Plane Sense, One Sky Jets, StarJets, Jet Aviation, and Luxury Aircraft Solutions. All compete for passengers with a variety of pricing plans, aircraft types, blackout periods, booking terms, flyer programs and other products and services, including seating, food, entertainment and other on-board amenities.

Both the private jet charter companies and the legacy airlines and low-cost carriers have numerous competitive advantages that enable them to attract both business and leisure travelers. Our competitors may have corporate travel contracts that direct large numbers of employees to fly with a preferred carrier. The enormous route networks operated by our competitors, combined with their marketing and partnership relationships with regional airlines and international alliance partner carriers, allow them to generate increased passenger traffic from domestic and international cities. Our access to smaller aircraft fleet networks and lack of connecting traffic and marketing alliances puts us at a competitive disadvantage, particularly with respect to our appeal to higher-fare business travelers.

The fractional private jet companies and the legacy airlines and low-cost carriers each operate larger fleets of aircraft and have greater financial resources, which would permit them to add service in response to our entry into new markets. Due to our relatively small size, we are more susceptible to a fare wars or other competitive activities, which could prevent us from attaining the level of traffic or maintaining the level of sales required to sustain profitable operations.

Recently VistaJet acquired XOJET and JetSmarter, combining its heavy jet subscription-based service targeting multinational corporations and ultra-high net worth individuals with XOJET’s super-midsize jet on demand service and JetSmarter’s digital booking platform for business aviation. Increased consolidation in our industry could further intensify the competitive environment we face.

Intellectual Property

We have applied to the US Patent and Trademark Office for a trademark on our name, Jet Token, and logo. We have also purchased our domain name, jettoken.com. We maintain sole ownership of the software code underlying the iOS app currently in development.

Employees

In light of our early stage of development, we have 2 full-time employees, our Executive Chairman and Treasurer and our Chief Executive Officer and President.

Regulation

Know your Customer / Anti-money Laundering Regulations

Each person or entity that establishes a wallet on our platform and purchases Jet Tokens will be subject to identity screening and background checks in compliance with Transportation Security Administration (“TSA”) regulations (discussed below) and federal law regarding anti-money laundering and know your customers (“AML/KYC”) obligations. Jet Tokens may only be redeemed by our clients who have a wallet on our platform and are subject to these identity screening requirements. To establish a wallet on our platform for the purchase of Jet Tokens, all users must agree to the representations, terms and conditions regarding disclosure of their identity. In addition, prior to redemption and use of the Jet Tokens, all transferees of Jet Tokens must be approved members of our platform which is only possible after going through our application process, including stringent AML/KYC background checks and TSA anti-terrorism watch list checks.

Regulations Applicable to the Ownership and Operation of Our Aircraft

Once we have leased our aircraft, Gama Aviation, which will maintain and manage our aircraft, is subject to a high degree of regulation that affects our business, including regulations governing aviation activity, safety standards and environmental standards.

U.S. Department of Transportation (“DOT”)

The DOT primarily regulates economic issues affecting air transportation such as the air carrier’s financial and management fitness, insurance, consumer protection and competitive practices. The DOT has the authority to investigate and bring proceedings to enforce its regulations and may assess civil penalties, revoke operating authority and seek criminal sanctions. Our operating as an air charter carrier is regulated and certificated by the DOT. The DOT authorizes the carrier to engage in on-demand air transportation within the United States, its territories and possessions. The DOT can suspend or revoke that authority for cause, essentially stopping all operations.

Federal Aviation Administration (“FAA”)

The FAA primarily regulates flight operations, in particular matters affecting air safety, such as airworthiness requirements for aircraft and pilot, mechanic, dispatcher and flight attendant certification. The FAA regulates:

•	aircraft and associated equipment (and all aircraft are subject to ongoing airworthiness standards),
•	maintenance and repair facility certification
•	certification and regulation of pilots and cabin crew, and
•	management of airspace.

In order to engage in air transportation for hire, each air carrier is required to obtain an FAA operating certificate authorizing the airline to operate using specified equipment in specified types of air service. In the case of our leased aircraft, it is a Part 135 license. The FAA has the authority to modify, suspend temporarily or revoke permanently the authority to provide air transportation for failure to comply with FAA regulations. The FAA can assess civil penalties for such failures or institute proceedings for the imposition and collection of monetary fines for the violation of certain FAA regulations. The FAA can revoke authority to provide air transportation on an emergency basis, without notice and hearing, where significant safety issues are involved. The FAA monitors compliance with maintenance, flight operations and safety regulations, maintains onsite representatives and performs inspections of a carrier’s aircraft, employees and records.

The FAA also has the authority to issue maintenance/airworthiness directives and other mandatory orders relating to aircraft and engines, fire retardant and smoke detection devices, collision and windshear avoidance systems, navigational equipment, noise abatement and the mandatory removal and replacement of aircraft parts that have failed or may fail in the future. FAA enforcement authority over aircraft includes the power to ground aircraft or limit their usage.

Transportation Security Administration

The TSA is responsible for oversight of passenger and baggage screening, cargo security measures, airport security, assessment and distribution of intelligence and security research and development. Air carriers are subject to TSA mandates and oversight in connection with screening passenger identities and screening baggage. TSA regulations governing passenger identification, which we will apply at the time of Jet Token purchase as well as at the time of travel, requires all passengers to provide identification using a valid verifying identity document. In addition, all passengers must provide their full name, date of birth, and gender, which is screened against the travel ban watch list in effect at the time of initial screening and at the time of travel.

All air carriers are also subject to certain provisions of the Communications Act of 1934 because of their extensive use of radio and other communication facilities and are required to obtain an aeronautical radio license from the Federal Communications Commission, or the FCC.

THE COMPANY’S PROPERTY

Jet Token leases space for its corporate headquarters, consisting of our office space and the use of shared conference facilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Unless otherwise indicated, the latest results discussed below are as of June 30, 2019.

Overview

We intend to combine concepts from fractional jet membership programs with lessons learned from building blockchain currencies. We believe the tokenization of flight hours and (as we mature) fractional membership programs offers the possibility of reduced transaction costs and, through the evolution of a marketplace, higher industry fleet utilization. We believe our purposeful enhancement of price discovery and reduced entry price have the potential to produce fairer and more inclusive results for aircraft owners and travelers alike.

Our company was formed on June 4, 2018 (“Inception”) and we have limited significant operating history, and no revenue generating activity to date. During the next twelve months, we intend to fund our operations with capital raised from this offering, our recent offering of non-voting Series CF Preferred Stock and potentially future debt or equity financing.  We cannot assure you that in the future we will be able to raise capital on acceptable terms or at all.  If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development and operations, which could harm our business, financial condition and operating results.

Results of operations

Six Months Ended June 30, 2019 and the period from Inception (June 4, 2018) to June 30, 2018

	For the six months ended June 30,	For the period from Inception (June 4, 2018) to June 30,
	2019	2018
Revenues	$—	$—

Operating Expenses:

General and administrative	75,016	23,115
Sales and marketing	1,167	—

Net loss	$(77,160)	$(23,115)

Our expenses for the twenty-six day period from Inception to June 30, 2018 represent primarily the costs associated with establishing the company. Expenses for the six months ended June 30, 2019 consist primarily of operating costs for ongoing operations as well as undertaking a Regulation Crowdfunding offering. Expenses for professional services providers totaled approximately $61,000 during the six months ended June 30, 2019 compared to approximately $23,000 during the period from Inception to June 30, 2018. Within the professional services cost for the six months ended June 30, 2019, was $20,000 for Sutton View Advisors LLC, a related party, for financial advisory services under an agreement entered into in October of 2018.

Once we are operational, we expect to generate revenue through: (1) charging service fees for the use of our booking platform (2) brokerage operations and (3) chartering of our leased HondaJets; and incur operating expenses related to the administration of our platform and payments to Gama Aviation for the management of our HondaJets. See the discussion under “Plan of Operation” below.

Period from Inception (June 4, 2018) to December 31, 2018

Revenues	$—

Operating Expenses	—

General and administrative	81,594

Net loss	$81,594

Our expenses for the period from Inception to December 31, 2018 consist primarily of $24,500 in payments made to Sutton View Advisors LLC in connection with the management of our company, legal and professional service expense and expenses associated with participation in the Hive Ashdod by Gvahim accelerator program.

Liquidity and Capital Resources

As of December 31, 2018, our cash and equivalents were $713 and as of June 30, 2019, our cash and cash equivalents were $7,764, representing the initial net proceeds of our then ongoing Series CF Preferred Stock offering less amounts used to fund our ongoing administrative expenses and offering costs. We are a “development stage company” and have not yet generated revenue. In September 2019, we launched the first iteration of our iOS app. Our cash utilization rate has generally been approximately $20,000 per month in 2019. Beginning in October 2019, this rate will increase to approximately $45,000 per month reflecting the hiring of our Chief Executive Officer and President as of September 23, 2019.

To date we have funded our operations through the issuance of equity securities. In 2018, the Company concluded its sale of Series Seed Preferred Stock, issuing 1,799,999 shares for gross proceeds of $54,000. In February 2019, the company commenced an offering under Regulation CF and completed the offering in October 2019. In this offering, we issued 17,826,385 shares of non-voting Series CF Preferred Stock for gross proceeds of approximately $1,069,583. In September 2019, we issued an additional 1,000,000 shares of non-voting Series CF Preferred Stock to a single individual in lieu of payment for marketing services provided.

Plan of Operation

We intend to continue operating our charter brokerage business assisted by the present version of our Jet Token App. Charter brokerage operations offer the benefit of immediate revenue generation and the development of a customer base in advance of fleet leasing. The ongoing costs of running our existing business, including executive compensation, facility leasing, subscription fees to Avinode for charter data and other ongoing overhead expenses are expected to be less than $600,000 for 2020.

In addition, we anticipate spending up to $150,000 in the second half of 2019 and in 2020 in connection with the development of our App. We have engaged a third party software developer based in Israel, which is developing version 2.0 of our App in order to add Android operating system functionality, to enable users to make payment directly through our App, either in cash or blockchain currency, and to automate the charter booking process, in particular to provide for instant confirmation of a booked flight.

Assuming we raise the maximum amount in this offering, we intend to lease 4 HondaJets, engage Gama Aviation to manage, maintain and operate this aircraft, and expand our staff as needed for customer service, marketing and advertising. Setting aside our revenue expectations for purposes of discussion, we estimate that the total cost of leasing and management of the 4 HondaJets, including payments to Gama Aviation and the Company’s overhead, will be $10.1 million on an annual basis, assuming a utilization rate of our aircraft of 600 hours per year. We further estimate our annual breakeven utilization to be approximately 465 hours per year at a total cost of approximately $8.6 million. Payments to both Honda Aircraft Company to Gama Aviation will vary depending on the number of aircraft leased and utilization rate of the aircraft. Assuming we raise the maximum amount in this offering and, in the worst-case scenario we are unable to generate any revenue whatsoever, the proceeds of the offering would fund these costs plus our ongoing operating costs and App development costs discussed above for slightly more than two years.

Assuming we raise 50% of the amount of the offering, we would lease 2 HondaJets rather than 4 and hire a proportionally reduced level of staff. At a utilization rate of 600 hours per year, we would anticipate our costs associated with the leasing and management of these aircraft and staff to be $5.1 million annually. We estimate that our annual breakeven utilization for two aircraft to be approximately 455 hours per year at a total cost of approximately $4.3 million. In a worse case scenario of no revenue, i.e. a zero utilization of our aircraft and no third party charter bookings, the proceeds of 50% of this offering would fund these costs plus our ongoing operating costs and App development costs discussed above for just under two years.

We estimate our breakeven point for the HondaJet at 465 hours per year at our presently negotiated cost structure and currently estimated ongoing operating costs. While we hope to reach that level of utilization within the first year of operation, to the extent that we do not, we would need to raise additional capital to continue funding our operations. In addition, to the extent that our definitive agreements with Honda Aviation Company and/or Gama are on terms less favorable to us, we would need to achieve a higher utilization rate to reach break even or would be required to raise additional capital sooner.

Our strategy also includes offering private jet time in a tokenized format through our Jet Token, if issued, and incorporating commercial flight booking as a complement to private jet charters into our App. While the cost of the development and incorporation of the creation and operation of our Jet Tokens are included in the App amounts noted above, we estimate that the cost of incorporating commercial flight booking functionality into our App, which we expect to accomplish by year end, could cost up to an additional $150,000 and may require us to raise additional capital if we are not able to fund it with funds from operations.

We also contemplate acquiring addition aircraft in the future to grow our business and we currently anticipate financing the acquisition of such aircraft through the sale fractional interests and/or advanced sales of flight time, rather than through additional capital raising.

Trend Information

Business jet hours flown in the US increased 0.81% year over year between 2017 and 2018 Business jet deliveries have similarly increased 0.9% year over year between 2017 and 2018 and are projected by Jetcraft to increase 5.2% between 2018 and 2020. Over the past five years business jet hours flow have grown 12.7%, a 2.4% compound annual rate of growth. According to Honeywell’s 2018 Annual Global Business Aviation Outlook, 3,444 new business jet deliveries are expected between 2019 and 2023 with 1,051 aircraft retired over the same period.

See the section entitled “Implications of Being an Emerging Growth Company” at the beginning of this Offering Circular for a discussion of the modified reporting requirements for “emerging growth” companies that we may take advantage of should be become a public reporting company.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s executive officers and directors are listed below, each of which is a full-time employee.

Name	Position	Age	Date Appointed to Current Position
Executive Officers

Mike Winston, CFA	Founder and Executive Chairman; Treasurer	43	June 4, 2018

George Murnane	Chief Executive Officer and President; Secretary	61	September 23, 2019

Directors

Mike Winston, CFA	Director	43	June 4, 2018

Board of Advisors

Ehud Talmor	Advisor

Mark Blair	Advisor

Bryan M. Eagle III	Advisor

Brenda Paauwe-Navori	Advisor

Aaron Cohen	Advisor

Major Ran David	Advisor

Mike Winston, Founder and Executive Chairman, and Treasurer

Mike Winston, CFA began his career in 1999 with Credit Suisse First Boston Corporation and later worked as a portfolio manager at Millennium Partners LP where for five years he and a colleague managed a $1 billion merger arbitrage and event driven capital allocation. In 2012, he formed the Sutton View Group of companies, an alternative asset management platform where he advised one of the largest academic endowments in the world. He co-led a successful activist litigation against the board of Dole Foods in its management led buyout and obtained a 35% increase in total consideration on behalf of all stockholders. Institutional Investor Magazine has recognized Mr. Winston for professional excellence; he has been quoted in the Wall Street Journal and has appeared on CNBC. Mr. Winston received an MBA in Finance and Real Estate from Columbia Business School in 2005, and a BA in Economics from Cornell University in 1999. While at Cornell he studied for a year at the London School of Economics and at age 18 won $1 million prize from IBM for his first startup company. Mr. Winston is a CFA Charterholder, and a member of the Economic Club of New York.

George Murnane, Chief Executive Officer and President

George Murnane has over 20 years of senior executive experience, including 14 years as a Chief Operating Officer and/or Chief Financial Officer, in the air transportation and aircraft industry, including for ImperialJet S.a.l (CEO 2013-2019), VistaJet Holdings, S.A. (COO and Acting CFO, 2008), Mesa Air Group (CFO, 2002-2007), North-South Airways (COO and CFO, 2000-2002), International Airline Support Group (Executive Vice President, COO and CFO, 1996-2002) and Atlas Air, Inc. (Executive Vice President and COO, 1995-1996). From 2009 until he joined our company, Mr. Murnane was a managing partner of Barlow Partners, a consulting services firm providing operational and financial management, merger and acquisition, financing and restructuring expertise to industrial and financial companies. Mr. Murnane received an MBA from The Wharton School of the University of Pennsylvania and a BA in Economics from the University of Pennsylvania in 1980.

Our Board of Advisors

In creating our company and crystalizing our vision for the future of Jet Token, we have benefitted from the guidance of a highly credible and engaged advisory board of aviation, security and software experts.

Ehud Talmor. Instructor Pilot & Advisor. Ehud Talmor (IAF Ret.), age 45, is a decorated, recently retired, senior officer from the Israeli Air Force with over twenty five years of experience in all aspects of air combat and aircraft logistics. He began his career in 1995 as a fighter pilot and later, flight instructor. He subsequently took on a variety of supervisory roles, including F-16 deputy squadron commander. In 2007, he joined the Acquisitions Department of the Israeli Ministry of Defense and later held the position of Project Manager for three separate Air Force jet acquisition projects. The jet acquisition projects were: (1) the Beechcraft T-6II, (2) the Leonardo M-346, and (3) the Lockheed Martin F-35A (arguably the world's most advanced fighter jet). In addition to serving as Project Manager for the $3 billion F-35 program, Mr. Talmor was also IAF’s Chief Instructor for the F-35. Mr. Talmor graduated from I.D.C. Herzliya in 2013 with a B.A. in Psychology.

Mark Blair. Advisor. Mark Blair is a seasoned aviation executive with more than 41 years of aircraft, airline and aerospace industry experience and has held senior management and executive leadership positions across multiple disciplines of virtually all civilian aviation industry segments. Mark began his aviation career in 1976 at The Cessna Aircraft Company, the world’s leading general aviation aircraft manufacturer. While at Cessna, Mark held positions of increasing responsibility in operations, finance, flight training, product development, distribution planning and sales and marketing of flight training, fleet, government, military and special mission aircraft. Following his 14-year career with Cessna, Mark joined FedEx Express in 1990, retiring in August, 2017 as a Vice President in the Technical Operations Division of FedEx’s Express Air Operations. During his tenure at FedEx Express, Mark led FedEx’s Supplemental Air Operations organization which included the global Feeder Aircraft Operations, with more than 350 turbo-prop freighter aircraft and the Corporate Aviation Department operating 11 business jets. Mark, a native of Arkansas City, Kansas, is a 1976 graduate of Oklahoma State University with a B.S. degree in Business Administration. He holds a Commercial Pilot certificate with Multi-Engine and Instrument ratings and has more than 3,000 hours of flight experience with qualifications/flight experience in more than 28 aircraft types. He and his wife Dee Anne have two adult children and four grandchildren and are 28-year residents of Germantown, Tennessee.

Bryan M. Eagle III. Advisor. In 1999, Mr. Eagle created Myjets.com, the first online private aircraft reservation system and partnered with The Air Charter Guide (now Avinode) to create the original database of operators. Avinode is the largest centralized database of charter and empty-leg market data in the US. Mr. Eagle created a patent portfolio around the reservation system and the sale of empty legs which he sold in 2016 to Victor, a company owned by BBA Aviation. BBA’s Signature ‘Flight Support’ business operates the world’s largest fixed based operation (FBO) network for business & general aviation users. Mr. Eagle is an award-winning marketing, strategic planning, and business development leader, consultant, inventor, and entrepreneur with over 25 years of experience in the telecommunications, software and aviation industries, respectively. He is skilled in creating, marketing, and financing new organizations and positioning them for sale. He is a board member of Emerge Memphis, an organization he founded in 1998 dedicated to the support and advancement of start-ups in the Mid-South. Mr. Eagle received a BA from the University of Virginia in 1980 and an MBA from Columbia Business School in 1985.

Brenda Paauwe-Navori. Advisor. Brenda Paauwe-Navori has sold business jets valued in aggregate at over a billion dollars. Ms. Paauwe-Navori brings almost 20 years of senior leadership experience to the Board and is one of the most respected sales, operations, and marketing experts in the world of aviation and aerospace. She currently holds a global vice president role with Bigelow Space Operations. As co-founder of GoGo Jet in the late 90’s, Brenda served as president and a cross-functional senior executive. Later, she was responsible for capturing significant market share growth in North America with FlexJet by Bombardier and held a vice president role for almost 5 years at Embraer Executive Jets. During her tenure at Embraer she led the MGM Resorts International Legacy 500 and Lineage 1000E transaction; a fleet purchase deal valued at over USD $350 million. Her extensive industry experience includes: hiring, marketing and sales, contract negotiation, customer service, finance and administration. Her role at Bigelow Space Operations is focused on the B330 spacecraft and other space station hardware for the commercialization of lower Earth orbit and deep space missions. A few years ago, Brenda’s immediate family was also the subject of a major Walt Disney motion picture, the Million Dollar Arm. When she is not in the office or on an airplane, Brenda is an avid Equestrian showing her champion American Saddlebred horses or cheering for her daughter who also rides competitively.

Aaron Cohen. Advisor. Aaron Cohen, age 41, is a nationally recognized counter-terrorism expert, best-selling author and founder of Cherries Defense. Mr. Cohen has a twenty-year track record of success in the private security industry; his teams have protected numerous A-list celebrities and high level diplomatic personnel. His book, Brotherhood of Warriors: Behind Enemy Lines with a Commando in One of the World's Most Elite Counterterrorism Units, has been translated into seven languages. Cherries Defense provides soft-target (schools, malls, hotels) security training and also specializes in the manufacture of supporting concealed carry gear for security professionals. Mr. Cohen appears regularly on the Fox News Channel and has also been featured by the following: Vanity Fair, the Discovery Channel, National Geographic, Entertainment Tonight, Access Hollywood, Bravo, E! Channel, Hollywood Reporter and Variety. In addition to regular television appearances, he hosts KFI AM 640’s Real Security, the only sole-focus security and counter terror show in the US. Mr. Cohen served with distinction in Israel’s (IDF) elite anti-terrorism unit.

Major Ran David. Advisor. Major Ran David (IAF), age 43, is a decorated active-duty combat pilot in the Israeli Air Force. He has served as a deputy squadron commander and spent ten years as a flight instructor. One of Major David’s primary responsibilities has been to train, test and approve new IAF fighter pilots. Major David is a graduate of the USAF Air Command and Staff College and the University of Haifa.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The company did not pay compensation to any officer or director in 2018. Rather, we paid Sutton View Advisors LLC, a company owned and operated by Mr. Winston, our Founder and Executive Chairman, advisory fees as compensation for establishing and managing the company. See “Interests of Management and Others in Certain Transactions” for a description of this arrangement and the fees in 2018. The company terminated this agreement as of December 31, 2019.

We hired George Murnane as our Chief Executive Officer and President effective September 23, 2019. The terms of these employment arrangements are as follows:

George Murnane

Mr. Murnane’s employment agreement provides for an annual salary of $250,000. It also provides for an annual cash bonus of up to $100,000, which will be awarded in the sole-discretion of, and subject to achievement of certain goals (including revenue and profitability targets). As part of his compensation package, Mr. Murnane also received a grant of stock options exercisable for 5.4 million Shares of voting Common Stock, at a price per share of $0.06. Options representing 2.7 million shares of voting Common Stock vest monthly and ratably over a three-year period. The remaining option will vest at the closing of our issuance of securities yielding gross proceeds of at least $10.0 million. If we raise the maximum amount in the offering, these options will be fully vested. The options terminate ten years from the date of issue. Mr. Murnane will also be eligible for special cash bonus of $1.5 million paid at the effective date of certain change of control transactions described in his Employment Agreement filed as an exhibit to the Offering Statement of which this Offering Circular is a part. Mr. Murnane also received a grant of Jet Tokens and certain other fringe benefits, each as described in his employment agreement.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of December 31, 2019, the voting securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the company’s voting securities or having the right to acquire those securities. The table assumes that all options have vested. The company’s voting securities include all shares of voting Common Stock and all shares of Series Seed Preferred Stock.

Name and address of beneficial owner	Title of class	Amount and nature of beneficial ownership (1)	Amount and nature of beneficial ownership acquirable	Percent of class
Mike Winston, CFA 10845 Griffith Peak Drive Suite 200 Las Vegas, NV 89135	Common Stock	85,000,000		94.03%

George Murnane 10845 Griffith Peak Drive Suite 200 Las Vegas, NV 89135	Options Common Stock		5,400,000	5.97%

All current officers and directors as a group (2 people)	Common Stock	85,000,000	5,400,000	100.00%

Rick Kipper 161 Robina St Port Charlotte, FL 33954	Series Seed Preferred Stock	833,333		46.30%

Carlos Butler 4380 Regency Road High Point, NC 27265	Series Seed Preferred Stock	600,000		33.33%

Philip Winston 1017 Laurel Park Lane Charlotte, NC 28270	Series Seed Preferred Stock	333,333		18.52%

All current officers and directors as a group (2 people)	Series Seed Preferred Stock	0	0	0%

(1)	Subsequent to December 31, 2019, Mr. Winston transferred, in private transactions, 1,799,999 shares of voting Common Stock to the holders of Series Seed Preferred Stock, equivalent to the number of shares of Series Seed Preferred Stock held by each such stockholder.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In October 2018, we entered into an agreement with Sutton View Advisors LLC, and entity owned and operated by our Mr. Winston, our Founder and Executive Chairman. The agreement is for financial advisory, investment banking and brokerage services as specified in the agreement. The agreement calls for a payment of $2,700 upon signing the agreement, $10,000 per quarter as a retainer fee for professional services, and expense reimbursement not to exceed certain limits. The agreement remains in effect through December 31, 2019 and will terminate immediately thereafter. Through December 31, 2018, we paid Sutton View Advisors LLC $24,500 and for the six-months ended June 30, 2019, we paid Sutton View Advisors LLC $20,000.

DESCRIPTION OF CAPITAL STOCK

General

The company is offering up to 33,333,333 shares of Non-voting Common Stock.

The following description summarizes the most important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Jet Token’s amended and restated certificate of incorporation, as amended (“Restated Certificate”), certificate of designation of the non-voting Series CF Preferred Stock and its bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Jet Token’s capital stock, you should refer to the Restated Certificate, the certificate of designation and the bylaws of the company and to the applicable provisions of Delaware law.

The authorized capital stock of the company consists of three classes designated, respectively, Common Stock, par value $0.0000001 per share, Non-voting Common Stock, par value $0.0000001 per share and Preferred Stock. The Preferred Stock has two designated series, Series Seed Preferred Stock, par value $0.0000001 per share, and Series CF Non-Voting Preferred Stock, par value $0.0000001 per share.

As of December 31, 2019, the authorized and outstanding shares included:

Class	Authorized	Issued and Outstanding
Common Stock	300,000,000	85,000,000

Non-voting Common Stock	200,000,000	0

Series Seed Preferred Stock	10,000,000	1,799,999

Series CF Non-Voting Preferred Stock	25,000,000	18,826,385

Blank Check Preferred Stock	15,000,000	0

Common Stock Underlying Options	(1)	5,400,000

(1)

15,000,000 shares of voting Common Stock are reserved for issuance under our Amended and Restated 2018 Stock Option and Grant Plan under which either options or restricted stock may be granted. Outstanding options are exercisable for shares of voting Common Stock.

Common Stock

Voting Rights

Each holder of the company’s Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors.

Dividend Rights

Holders of voting Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds.

The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the company, the holders of voting Common Stock are entitled to share ratably in the net assets legally available for distribution to stockholders on a pari passu basis with the Non-voting Common Stock and after the payment of all debts and other liabilities of the company and the satisfaction of any liquidation preference granted to the holders of all shares of the outstanding Preferred Stock.

Non-voting Common Stock

Voting Rights

Holders of Non-voting Common Stock do not have voting rights except for those required by law. Under the Delaware General Corporation Law and our Restated Certificate, holders of Non-voting Common Stock are entitled to vote on a limited number of corporate actions, including:

•	an amendment to the certificate of incorporation that would increase or decrease the par value of the Non-voting Common Stock or alter or change the powers, preferences, or special rights of the Non-voting Common Stock so as to affect them adversely,
•	conversion of the company to a limited liability company, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business including a general or limited partnership or a corporation domiciled in another state and
•	a transfer to or domestication in any non-U.S. jurisdiction, either ceasing or continuing to exist as a Delaware corporation.

Dividend Rights

Holders of Non-voting Common Stock are entitled to receive dividends declared on the voting Common Stock on a pro rata and as converted basis with the voting Common Stock.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the company, after the payment of all debts and other liabilities of the company and the satisfaction of any liquidation preference granted to the holders of shares of the outstanding Preferred Stock, the holders of Non-voting Common Stock are entitled to share ratably in the net assets legally available for distribution to stockholders on a pari passu basis with the voting Common Stock based on the number of shares of voting Common Stock into which the Non-voting Common Stock is convertible at the time of distribution of such funds or assets.

Conversion

Shares of Non-voting Common Stock will convert automatically into fully paid and nonassessable shares of the company’s voting Common Stock:

•	upon the closing of the sale of shares of voting Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, or
•	upon the merger of the company with and into another entity.

The conversion rate is currently one share of voting Common Stock per share of Non-voting Common Stock. The conversion rate is subject to adjustment in the event of stock splits, reverse stock splits, the issuance of a dividend or other distribution payable in additional shares of voting Common Stock, certain consolidations or mergers, recapitalizations, reclassifications or other similar events affecting the voting Common Stock.

Distributions of Company Securities

In the event of a dividend or other distribution on voting Common Stock payable in additional securities of the company (other than shares of voting Common Stock), the company will make a dividend or other distribution to the holders of the Non-voting Common Stock in an amount equal to the amount of securities as the holders of the Non-voting Common Stock would have received on an as converted basis.

Blank Check Preferred Stock

The company’s Board of Directors is expressly authorized to provide, out of up to 40,000,000 shares of undesignated Preferred Stock, for one or more series of Preferred Stock and, without the consent or vote of the company’s stockholders, with respect to each such series, to fix the number of shares constituting such series. The Board of Directors authorized the issuance of the non-voting Series CF Preferred Stock and reserved 25,000,000 for issuance as non-voting Series CF Preferred Stock, as described below.

With respect to the remaining 15,000,000 shares of Preferred Stock available for issuance and subject to compliance with the applicable protective voting rights that have been granted in the Restated Certificate but otherwise without the consent or vote of the company’s stockholders, the company’s Board of Directors may authorize the issuance of one or more series of Preferred Stock with such rights, privileges, preferences, qualifications, limitations or restrictions as the Board of Directors determines. Such additional series of Preferred Stock may be subordinated to, pari passu with, or senior to the Series Seed Preferred and/or Common Stock, including with respect to liquidation preferences, dividends and/or approval of matters by vote or written consent.

Series CF Preferred Stock

Voting Rights

Holders of Series CF Preferred Stock do not have voting rights, except for those required by law.

Dividends

Holders of Series CF Preferred Stock are entitled to receive dividends declared on the voting Common Stock on a pro rata and as converted basis with the voting Preferred Stock.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution or winding up of the company, whether voluntary or involuntary, or certain other events such as a merger involving a change of control or a sale of all or substantially all of the assets of the company (each a “Deemed Liquidation Event”), and after the payment of all preferential amounts required to be paid to the holders of shares of Series Seed Preferred Stock, holders of Series CF Preferred Stock will be entitled to an aggregate liquidation preference of $1,070,000, equivalent to $0.06 per share, that is senior to holders of Common Stock and Non-voting Common Stock.

After the payment of the full liquidation preference of the Series Seed Preferred Stock and the Series CF Preferred Stock, the remaining assets of the company legally available for distribution (or the consideration received in a transaction), if any, will be distributed ratably to the holders of the voting Common Stock and Non-voting Common Stock in proportion to the number of shares of voting Common Stock held by each such holder and on an as converted basis in the case of the Non-voting Common Stock.

Conversion

Shares of Series CF Preferred Stock will convert automatically into fully paid and nonassessable shares of the company’s voting Common Stock:

•	upon the closing of the sale of shares of voting Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or
•	upon the merger of the company with and into another entity.

Shares of Series CF Preferred Stock will convert into voting Common Stock at the then-applicable conversion rate, which is currently one share of voting Common Stock per share of Series CF Preferred Stock. The conversion rate is subject to adjustment in the event of stock splits, reverse stock splits, certain consolidations or mergers, recapitalizations, reclassifications or other similar events affecting the voting Common Stock.

Distributions of Company Securities

In the event of a dividend or other distribution on voting Common Stock payable in additional securities of the company (other than shares of voting Common Stock), the company will make a dividend or other distribution to the holders of the Series CF Non-Voting Preferred Stock in an amount equal to the amount of securities as the holders of the Series CF Non-Voting Preferred Stock would have received on an as converted basis.

Series Seed Preferred Stock

Voting Rights

Each holder of Series Seed Preferred Stock will be entitled to one vote for each share of voting Common Stock into which such share of Series Seed Preferred Stock could be converted.

Dividend Rights

Holders of Series Seed Preferred Stock are entitled to receive dividends declared on the voting Common Stock on a pro rata and as converted basis with the voting Common Stock.

Right to Receive Liquidation Distributions

In the event of a Deemed Liquidation Event, all holders of Series Seed Preferred Stock will be entitled to a liquidation preference that is senior to holders of voting Common Stock, Non-voting Common Stock and Series CF Preferred Stock. Holders of Series Seed Preferred Stock will receive a liquidation preference equal to the greater of (i) the original issue price of such shares plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series Seed Preferred Stock been converted into voting Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.

If, upon such liquidation, dissolution, or winding up or Deemed Liquidation Event, the funds and assets that are distributable to the holders of Series Seed Preferred Stock are insufficient to permit the payment to such holders of the full amount of their respective liquidation preference, then all of such funds will be distributed ratably among the holders of the Series Seed Preferred Stock in proportion to the full amounts to which they would otherwise be entitled to receive.

Conversion Rights

Shares of Series Seed Preferred Stock are convertible, at the option of the holder, at any time, into fully paid and nonassessable shares of the company’s voting Common Stock at the then-applicable conversion rate.

Additionally, each share of Series Seed Preferred Stock will automatically convert into voting Common Stock:

•	upon the closing of the sale of shares of voting Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or
•	upon the vote or written consent of the holders of at least majority of the then outstanding shares of Series Seed Preferred Stock.

The conversion rate is currently one share of voting Common Stock per share of Series Seed Preferred Stock. The conversion rate is subject to adjustment in the event of stock splits, reverse stock splits, the issuance of a dividend or other distribution payable in additional shares of voting Common Stock, certain consolidations or mergers, recapitalizations, reclassifications or other similar events affecting the voting Common Stock.

Distributions of Company Securities

In the event of a dividend or other distribution on voting Common Stock payable in additional securities of the company (other than shares of voting Common Stock), the company will make a dividend or other distribution to the holders of the Series Seed Preferred Stock in an amount equal to the amount of securities as the holders of the Series Seed Preferred Stock would have received on an as converted basis.

Series Seed Preferred Stock Protective Provisions

So long as at least 25% of the originally issued shares of Series Seed Preferred Stock are outstanding, the company will not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Restated Certificate) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series Seed Preferred Stock, voting on an as converted basis:

•	alter the rights, powers or privileges of the Series Seed Preferred set forth in the Restated Certificate or bylaws, as then in effect, in a way that adversely affects the Series Seed Preferred;

•	issue any new class or series of capital stock at a price less than the original issue price of the Series Seed Preferred having rights, powers, or privileges that are senior to or on a parity with the Series Seed Preferred;

•	redeem or repurchase any shares of voting Common Stock (other than pursuant to employee or consultant agreements giving the company the right to repurchase shares upon the termination of services pursuant to the terms of the applicable agreement); or

•	declare or pay any dividend or otherwise make a distribution to holders of Series Seed Preferred or voting Common Stock.

Redemption

Unless prohibited by Delaware law governing distributions to stockholders, the company has the right to redeem some or all of the outstanding shares of Series Seed Preferred at a price per share equal to the greater of the original issue price or the latest issue price of capital stock of the company. Redemption is not required to be ratable among all holders of the Series Seed Preferred.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The company is offering up to 33,333,333 shares of Non-voting Common Stock on a best efforts basis. We intend for this offering to continue until _________, 2021, one year following qualification by the SEC, or until sooner terminated by the company. The Non-voting Common Stock will convert into voting Common Stock of the company automatically upon the occurrence of an initial public offering or a merger of the company into another entity. As such, the company is qualifying up to 33,333,333 shares of Non-voting Common Stock and up to 33,333,333 shares of voting Common Stock under this Offering Statement, of which this Offering Circular is part.

The company has engaged StartEngine Primary, LLC (“StartEngine Primary”) as its placement agent to assist in the placement of its securities in those states it is registered to undertake such activities, including soliciting potential investors on a best efforts basis. As such, StartEngine Primary is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act. StartEngine Primary is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the offering may find it at www.startengine.com. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com website.

Commissions and Discounts

The following table shows the total discounts and commissions payable to StartEngine Primary in connection with this offering:

	Per Share	Total
Public offering price	$0.30	$10,000,000

Placement Agent commissions	$0.02	$700,000

Proceeds, before expenses, to us	$0.28	$9,300,000

The company will also be required to issue to StartEngine Primary warrants for the purchase of our Non-voting Common Stock at an exercise price of $0.30 per share. The number of shares acquirable upon exercise of the warrant will be equal to five percent of the gross proceeds raised through StartEngine Primary, divided by $0.30 per share, rounded to the nearest whole share.

The warrants will be exercisable up to December 31, 2022. The warrants and shares issuable upon exercise of the warrants may shall not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of qualification or commencement of sales of the public offering pursuant to which the warrants were issued, except as provided in FINRA Rule 5110(g)(2). The warrants include customary adjustment provisions for stock splits, stock dividends, recapitalizations, mergers and other similar transactions.

Other Terms

StartEngine Primary has also agreed to perform the following services in exchange for the compensation discussed above:

•	design, build, and create the company’s campaign page,
•	provide the company with a dedicated account manager and marketing consulting services,
•	provide a standard purchase agreement to execute between the company and investors, which may be used at Company’s option and
•	coordinate money transfers to the company.

In addition to the commission described above, the company will also pay a $10,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine. Any unused portion of this fee not actually incurred by StartEngine will be returned to the Company.  Any portion of this amount not expended and accounted for will be returned to the company.

StartEngine Primary may, among other things, introduce the company to potential target businesses or assist the company in raising additional capital, as needs may arise in the future. If StartEngine Primary provides services to the company after this offering, the company may pay StartEngine Primary fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

StartEngine Primary intends to use an online platform provided by StartEngine Crowdfunding, Inc. (“StartEngine”), an affiliate of StartEngine Primary, at the domain name www.startengine.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. In addition, StartEngine will assist with the facilitation of credit and debit card payments through the Online Platform. Fees for credit and debit card payments will be passed onto investors at cost and the company will reimburse StartEngine for transaction fees and return fees that it incurs for returns and chargebacks, pursuant to a Services Agreement.

Subscription Procedure

After the Offering Statement has been qualified by the Securities and Exchange Commission, we will accept tenders of funds to purchase the Non-voting Common Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds by wire, credit or debit card or ACH transfer to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. Upon closing, funds tendered by investors will be made available to the company for its use.

The minimum investment in this offering is $99, or 330 shares of Non-voting Common Stock.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

The company has entered into an Escrow Services Agreement with Prime Trust LLC (the “Escrow Agent”) and StartEngine Primary. Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by the company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

Prime Trust is not participating as an underwriter or placement agent or sales agent of this Offering and will not solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of Prime Trust’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the company or this Offering. All inquiries regarding this Offering or escrow should be made directly to the company.

For its services, Escrow Agent will receive fees of approximately $300,000, assuming the maximum amount of $10,000,000 is raised in this offering.

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of New York, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Although we believe the provision benefits us by providing increased consistency in the application of New York law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Selling Stockholders

No securities are being sold for the account of stockholders; all net proceeds of this offering will go to the company.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Securities and Exchange Commission, we will accept tenders of funds to purchase the Non-voting Common Stock. We may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Upon closing, funds tendered by investors will be made available to us for our use.

In order to invest, you will either subscribe to the offering via the Online Platform and will agree to the terms of the offering, the Subscription Agreement and any other relevant exhibit attached thereto. Payment for the Non-voting Common Stock shall be paid by the subscriber to Prime Trust, LLC (the “Escrow Agent”), pursuant to the terms of the Escrow Agreement between us and the Escrow Agent, by ACH electronic transfer, wire transfer of immediately available funds, deposit check or other means approved by us prior to the applicable closing date.

Rewards

Investor Perks

To encourage participation in the offering, the company is providing specific perks for investors. The company is of the opinion that these perks do not alter the sales price or cost basis of the securities in this offering. Instead, the perks are promotional items intended as a “thank you” to investors that help the company achieve its mission. However, it is recommended that investors consult a tax professional to fully understand any tax implications of receiving any perks before investing. The perks available to investors that purchase a minimum of 1,667 shares of Non-voting Common Stock are as follows:

•	$500 — HondaJet Red Baseball Cap

•	$2,500 — HondaJet Coffee Mug

•	$5,000 — Desktop HondaJet Model
•	$25,000 – Tour of the HondaJet plant in Greensboro, NC followed by lunch with Jet Token’s CEO, plus Desktop HondaJet Model
•	$50,000 – Tour of the HondaJet plant in Greensboro, NC followed by lunch with Jet Token’s CEO and a group flight on the HondaJet. plus Desktop HondaJet Model.

These rewards are subject to availability and we reserve the right to change these rewards at any time as needed.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the Commission. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

We may supplement the information in this Offering Circular by filing a Supplement with the Commission. We hereby incorporate by reference into this Offering Circular all such Supplements, and the information on any Form 1-K, 1-SA or 1-U filed after the date of this Offering Circular.

All these filings will be available on the Commission’s EDGAR filing system. You should read all the available information before investing.

JET TOKEN, INC.

FINANCIAL STATEMENTS

as of

DECEMBER 31, 2018
and
June 30, 2019 (unaudited)

Jet Token, Inc.

Independent Auditor’s Report

October 28, 2019

To the shareholders and the board of directors of Jet Token Inc.

Report on the Financial Statements

We have audited the accompanying balance sheet of Jet Token Inc. (the "Company") as of December 31, 2018, the related statement of operations, stockholders' equity (deficit), and cash flows for the period June 4, 2018 (Inception) through December 31, 2018 and the related notes (collectively referred to as the "financial statements").

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the period June 4, 2018 (Inception) through December 31, 2018.

Certified Public Accountants

Lakewood, CO

JET TOKEN, INC.
BALANCE SHEETS

	June 30, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets-
Cash	$7,764	$713
Total current assets	7,764	713

Total assets	$7,764	$713

Liabilities and Stockholders' Deficit
Current liabilities-
Accounts payable	$59,875	$28,298
Accrued liabilities	13,850	-
Total current liabilities	73,725	28,298

Total liabilities	73,725	28,298

Commitments and contingencies (Note 3)	-	-

Stockholders' Deficit
Series Seed Preferred stock, 10,000,000 shares authorized, $0.0000001 par value, 1,799,999 issued and outstanding, respectively	54,000	54,000
Series CF Non-Voting Preferred stock, 25,000,000 shares authorized, 3,782,659 and 0 issued and outstanding, respectively	53,160	-
Preferred Stock, 15,000,000 shares authorized, $0.0000001 par value, 0 issued and outstanding, respectively	-	-
Common stock, 150,000,000 shares authorized, par value $0.0000001, 85,000,000 issued and outstanding	9	9
Subscription receivable	(14,376)	-
Accumulated deficit	(158,754)	(81,594)
Total stockholders' deficit	(65,961)	(27,585)
Total liabilities and stockholders' deficit	$7,764	$713

See accompanying notes to the financial statements

JET TOKEN, INC.

STATEMENTS OF OPERATIONS

	For the Six Months Ended June 30, 2019	For the Period from Inception to June 30, 2018	For the Period Ended December 31, 2018
	(Unaudited)	(Unaudited)
Revenues	$-	$-	$-

Operating Expenses-
General and administrative	75,016	23,115	81,594
Sales and marketing	1,167	-	-
Total operating expenses	76,183	23,115	81,594

Operating loss	(76,183)	(23,115)	(81,594)

Provision for income taxes	977		-

Net Loss	$(77,160)	$(23,115)	$(81,594)

Weighted average shares outstanding - basic and diluted	85,000,000	85,000,000	85,000,000
Weighted average net loss per share - basic and diluted	$(0.00)	$(0.00)	$(0.00)

See accompanying notes to the financial statements

JET TOKEN, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Series Seed Preferred Stock		Series CF Non-Voting Preferred Stock		Common Stock		Subscription	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Receivable	Deficit	Deficit
Issuance of Founders' Stock	-	-	-	-	85,000,000	$9	$-	$-	$9
Series Seed Preferred stock issued for cash	1,799,999	54,000	-	-	-	-	-	-	54,000
Net loss	-	-	-	-	-	-	-	(81,594)	(81,594)
Balance at December 31, 2018	1,799,999	$54,000	-	$-	85,000,000	$9	$-	$(81,594)	$(27,585)
Sale of Series CF Non-Voting Preferred Stock for cash	-	-	3,782,659	226,960	-	-	(14,376)	-	212,584
Offering costs	-	-	-	(173,800)	-	-		-	(173,800)
Net loss	-	-	-	-	-	-	-	(77,160)	(77,160)
Balance at June 30, 2019 (unaudited)	1,799,999	$54,000	3,782,659	$53,160	85,000,000	$9	$(14,376)	$(158,754)	$(65,961)

See accompanying notes to the financial statements

JET TOKEN, INC.
STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30, 2019	For the Period from Inception to June 30, 2018	For the Period Ended December 31, 2018
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(77,160)	$(23,115)	$(81,594)
Changes in operating assets and liabilities:
Accounts payable	31,577	23,115	28,298
Accrued liabilities	13,850	-	-
Net cash used in operating activities	(31,733)	-	(53,296)

CASH FLOWS FROM FINANCING ACTIVITIES:
Offering costs	(173,800)	-	-
Proceeds from sale of Series CF Non-Voting Preferred Stock	212,584	-	-
Proceeds from sale of Series Seed Preferred Stock	-	-	54,000
Proceeds from founder's common stock	-	-	9
Net cash provided by financing activities	38,784	-	54,009

Increase in cash and cash equivalents	7,051	-	713
Cash and cash equivalents, beginning of period	713	-	-
Cash and cash equivalents, end of period	$7,764	$-	$713

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$977	$-	$-

Non cash investing and financing activities:
Subscription receivable from sale of Series CF Non-Voting Preferred Stock	$14,376	$-	$-
Subscription receivable from founders' stock	$-	$9	$-

See accompanying notes to the financial statements

JET TOKEN, INC.
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Jet Token Inc. was formed on June 4, 2018 (“Inception”) in the State of Delaware.   The financial statements of Jet Token Inc. (the “Company”) are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company is headquartered in Nevada.

The Company intends to combine concepts from fractional jet membership programs with lessons learned from building blockchain currencies. The Company believes the tokenization of flight hours and (as the enterprise matures) fractional membership programs offers the possibility of reduced transaction costs and, through the evolution of a marketplace, higher industry fleet utilization. The Company’s purposeful enhancement of price discovery and reduced entry price have the potential to produce fairer and more inclusive results for aircraft owners and travelers alike.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern and Management Plans

The Company has only recently been formed, has limited significant operating history, and no revenue generating activity to date. These above matters raise substantial doubt about the Company's ability to continue as a going concern.  During the next twelve months, the Company intends to fund its operations with capital raised from its recent Regulation Crowdfunding campaign, from operating revenue that is expected to commence in the near term, and future debt or equity financing. The Company also has the ability to reduce cash burn to preserve capital. Accordingly, management believes that substantial doubt about the Company’s ability to continue as a going concern has been alleviated.  There are no assurances that management will be able to raise capital on terms acceptable to the Company.  If the Company is unable to obtain sufficient amounts of additional capital, the Company may be required to reduce the scope of its planned development and operations, which could harm its business, financial condition and operating results. The balance sheets do not include any adjustments that might result from these uncertainties.

Basis of Presentation

The accompanying interim unaudited financial statements of the Company have been prepared in accordance with U.S. GAAP for interim financial information and in accordance with Rule 8-03 of Regulation S-X per Regulation A requirements. Certain information and disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. These interim financial statements should be read in conjunction with the audited annual financial statements of the Company for the period ended December 31, 2018 contained herein. The results of operations for the six months ended June 30, 2019 are not necessarily indicative of the results that may be expected for the full year.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

JET TOKEN, INC.
NOTES TO THE FINANCIAL STATEMENTS

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company does not have any financial instruments as of December 31, 2018.

Risks and Uncertainties

The Company has a limited operating history and has not generated revenue from intended operations. The Company's business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include but are not limited to: changes in the airline industry, blockchain asset regulations by authorities, fuel and operating costs, changes to corporate governance best practices for executive flying, general demand for private jet travel, and market acceptance of the Company’s business model. These adverse conditions could affect the Company's financial condition and the results of its operations.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC 340”) with regards to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ deficit upon the completion of an offering or to expense if the offering is not completed

Stock Based Compensation

The Company accounts for stock options issued to employees under ASC 718 Share-Based Payment. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

JET TOKEN, INC.
NOTES TO THE FINANCIAL STATEMENTS

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505 Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”).  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions.  A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

As of December 31, 2018, the Company had deferred tax assets of approximately $17,000  primarily from net operating losses of approximately $82,000. The Company maintains a full valuation allowance on the deferred tax assets as of December 31, 2018. Deferred tax assets will begin to expire in 20 years or 2038.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction and Nevada state jurisdiction.  The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all periods since Inception.  The Company currently is not under examination by any tax authority.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

The Company is currently not involved with or know of any pending or threatening litigation against the Company or any of its officers.

NOTE 4 – STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company has authorized the issuance of 50,000,000 shares of its preferred stock with par value of $0.0000001. Of the authorized number of preferred shares, 10,000,000 shares have been designated as Series Seed Preferred Stock, 25,000,000 have been designated Series CF Non-Voting Preferred Stock (“Series CF”), and 15,000,000 are undesignated. Each share of preferred stock can be converted to one share of common stock.

JET TOKEN, INC.
NOTES TO THE FINANCIAL STATEMENTS

During the period ended December 31, 2018, the Company sold 1,799,999 shares of Series Seed Preferred Stock under a private placement for proceeds of $54,000 at $0.03 per share.

In February 2019, the Company undertook a Regulation Crowdfunding campaign to raise up to $1,070,000 through the issuance of Series CF stock. During the six-months ended June 30, 2019, the Company sold 3,782,659 shares of Series CF for gross proceeds of $226,960. As of June 30, 2019, of the total raised, $14,376 remains in escrow. The Company raised additional funds subsequent to June 30, 2019 as described in Note 6.

Common Stock

The Company has authorized the issuance of 150,000,000 shares of its common stock with par value of $0.0000001. Upon Inception, the Company’s founder received 85,000,000 shares of common stock for $9 of consideration. See Note 6 for amendments to capital stock authorized.

Stock Options

On June 4, 2018, the Company’s Board of Directors adopted the Jet Token, Inc. 2018 Stock Option and Grant Plan (the “2018 Plan”).  The 2018 Plan provides for the grant of equity awards to employees, and consultants, to purchase shares of the Company’s common stock.  Up to 5,000,000 shares of its common stock may be issued pursuant to awards granted under the 2018 Plan. The 2018 Plan is administered by the Company’s Board of Directors. Subsequent to December 31, 2018, the number of shares issuable under the 2018 Plan was increased to 15,000,000.

NOTE 5 – RELATED PARTY TRANSACTIONS

In October 2018, the Company entered into an agreement with Sutton View Advisors LLC, and entity owned and operated by the Company’s founder. The agreement is for financial advisory, financial advisory services as specified in the agreement. The agreement calls for $2,700 upon signing the agreement, $10,000 per quarter as a retainer fee on professional services, and expense reimbursement not to exceed certain limits. The agreement shall remain in effect through December 31, 2019. Through December 31, 2018, the Company has paid Sutton View Advisors LLC $24,500. During the six-months ended June 30, 2019, the Company paid $20,000.

NOTE 6 – SUBSEQUENT EVENTS

Subsequent to December 31, 2018, the Company undertook a Regulation Crowdfunding campaign and, through the date of these financial statements, has issued 17,826,385 shares of Series CF Non-Voting Preferred Stock for aggregate gross proceeds of $1,069,583 and a lesser amount of net proceeds pending release of final funds from escrow. This is inclusive of amounts raised through June 30, 2019 described in Note 4.

In July 2019, the Company entered into an employment offer letter with its Chief Executive Officer with an effective start date in September 2019. Included in the employment offer letter was 2,700,000 options to purchase common stock at $0.06 per share. The options vest monthly over three years. The offer included an additional 2,700,000 options to purchase common stock at $0.06 per share, contingent on the Company undertaking a qualified offering with proceeds of at least $10,000,000.

In August 2018, the Company issued 1,000,000 shares of Series CF Non-Voting Preferred Stock to a vendor for marketing and advertising services.

On October 8, 2019, the Company amended the articles of articles of incorporation to increase the shares of stock authorized. The Company increased the common stock authorized from 150,000,000 to 500,000,000, of which 300,000,000 are designated as common stock and 200,000,000 are non-voting common stock, all par value of $0.0000001. Shares of Non-voting Common Stock will convert automatically into fully paid and nonassessable shares of the Company’s voting Common Stock upon the closing of the sale of shares of voting Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or upon the merger of the Company with and into another entity. The conversion rate is currently one share of voting common stock per share of Non-voting common stock.

The Company has evaluated subsequent events that occurred after December 31, 2018 through October 28, 2019, the issuance date of these financial statements.

PART III

INDEX TO EXHIBITS

1	Posting Agreement with StartEngine Primary, LLC
2.1	Amended and Restated Certificate of Incorporation, as amended**
2.2	Bylaws, as amended**
4.1	Form of Subscription Agreement**
6.1	WeWorks Membership Agreement between the Company and 10845 Griffith Peak Drive Tenant LLC dated July 17, 2019**
6.2	Letter Agreement between Jet Token Inc. and Gama Aviation LLC dated November 24, 2018**l
6.3	Amended and Restated 2018 Stock Option and Grant Plan**
6.4	Offer Letter between the Company and George Murnane**
6.5	Incentive Stock Option Agreements between the Company and George Murnane dated as of September 23, 2019**
6.6	Engagement Letter between Sutton View Advisors LLC and the Company dated October 9, 2018**l
6.7	Aircraft Deposit Agreement between the Company and Honda Aircraft Company, LLC dated as of December 20, 2018**l
8	Escrow Agreement
11	Auditor’s Consent
12	Opinion of CrowdCheck Law, LLP**
13	Testing the waters materials**

** Previously filed.

lConfidential portions of this exhibit have been omitted and filed separately with the Commission.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on February 13, 2020.

Jet Token Inc.
By /s/ George Murnane
George Murnane, Chief Executive Officer and President

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ George Murnane
George Murnane, Chief Executive Officer and President,
Date: February 13, 2020

/s/ Michael D Winston, CFA
Michael D. Winston, Founder and Executive Chairman, Treasurer

Principal Financial Officer, Principal Accounting Officer
Date: February 13, 2020